EXHIBIT 10.3
AMENDMENT #1
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDMENT #1 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment #1”) is made and entered into as of the 21st day of February, 2008 (the “Effective Date”) by and between JAMES R. TALEVICH, an individual (“Talevich”) and I-FLOW CORPORATION, a Delaware corporation (the “Company”).
Background
     A. The Company and Talevich previously entered into that certain Amended and Restated Employment Agreement dated as of May 24, 2007 (the “Agreement”).
     B. The Internal Revenue Service issued final regulations interpreting the rules and standards under Section 409A of the Internal Revenue Code on April 10, 2007 (the “Final 409A Regulations”).
     C. To comply with the Final 409A Regulations, the Company and Talevich wish to amend and modify certain provisions of the Agreement as provided herein, effective as of the Effective Date, while leaving unchanged all other provisions of the Agreement.
Agreement
     In consideration of the foregoing, and for other good and valuable consideration the receipt of which is hereby acknowledged, Talevich and the Company hereby agree as follows:
          1. Termination Without Cause. The first paragraph of Section 3(b) and Section 3(b)(i) and Section 3(b)(ii) of the Agreement are hereby amended and restated as follows:
(b) Termination Without Cause. In the event Talevich’s employment as provided herein is terminated by the Company without cause, or in the event Talevich resigns his employment because his job location is transferred (without his prior, voluntary consent) to a site more than thirty (30) miles away from his current place of employment, after having given the Company at least 30 days prior written notice of his intent to resign and a reasonable opportunity to cure during such 30-day notice period, the Company shall be obligated to pay and provide and Talevich shall be entitled to receive, as severance, the following payments (to be made in a lump sum immediately upon termination of employment) and benefits:
(i) A cash payment equal to one (1) times the sum of (A) Talevich’s annual salary in effect at the time of termination, plus (B) the average annual bonus earned by Talevich in the previous three full fiscal years;

(ii) Any bonus, or relevant pro rata portion thereof, earned by Talevich for the fiscal year in which the termination occurs, payable in lump sum within 30 days following the date of such termination of employment;
          2. Disability. Section 3(c)(i) of the Agreement is hereby amended and restated as follows:
(i) In the event that Talevich is terminated as a result of a Disability (as defined below), Talevich shall receive amounts equal to 60% of his total compensation in effect at the time of such termination, with such amount payable in equal installments in accordance with the Company’s standard payroll practices, but no less than monthly, until Talevich achieves the age of 65, or until such time as Talevich shall have recovered from such disability and is able to secure full time employment, whichever first occurs. To this end, the Company shall secure disability coverage for Talevich, which coverage shall be sufficient to pay Talevich the amounts set forth in the foregoing sentence. During any such period of disability, options and restricted stock granted to Talevich shall not lapse by virtue of such disability.
          3. Compliance with Section 409A. A new Section 17 of the Agreement is hereby added as follows:
17. Compliance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Talevich’s termination of employment with the Company, Talevich is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Talevich pursuant to this Agreement would become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, no such payment or benefit will be provided under this Agreement until the earliest of (a) the date which is six (6) months after Talevich’s “separation from service” or (b) the date of Talevich’s death, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes. The provisions of this Section 17 shall only apply to the minimum extent required to avoid Talevich’s incurrence of any Section 409A Taxes. In addition, if any provision of this Agreement would cause Talevich to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

          4. No Other Changes. Except as otherwise set forth herein, all terms and provisions of the Agreement remain unchanged and in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have entered into this Amendment #1 as of the Effective Date.

I-FLOW CORPORATION		JAMES R. TALEVICH

By:	/s/ Donald M. Earhart	By:	/s/ James R. Talevich

	Donald M. Earhart		James R. Talevich
Chairman, President and
Chief Executive Officer

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